Exhibit 99.1

FOR IMMEDIATE RELEASE:

Stanley Furniture Company, Inc.

October 27, 2015

Investor Contact:  Anita W. Wimmer

(336) 884-7698

STANLEY FURNITURE ANNOUNCES

THIRD QUARTER 2015 RESULTS

Company reports operating profits for third quarter and year-to-date

Elects Ian Lapey as Chairman of the Board

High Point, NC, October 27, 2015/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reports sales and operating results for the third quarter of 2015.

Third quarter 2015 financial results compared to prior year:

•

Net sales were $13.8 million compared to $13.9 million, down 1.2%.

•

Gross profit improved to 24.8% compared to 18.8%.

•

Selling, general and administrative expenses were $2.8 million, or 20.5% of net sales, compared to $3.3 million, or 23.6% of net sales.

•

Operating income was $587,000, or 4.3% of net sales, compared to a loss of $670,000.

•

Net income from continuing operations was $391,000, or 2.8% of net sales, compared to a net loss of $1.4 million.

•

The company generated cash from operating activities of $589,000.

Year-to-date 2015 financial results compared to prior year:

•

Net sales were $43.6 million compared to $44.6 million, down 2.3%.

•

Operating income was $311,000 compared to a loss of $3.5 million.

•

Net income from continuing operations was $4.4 million, including the receipt of $4.9 million in CDSOA proceeds, compared to a loss of $5.4 million. CDSOA proceeds were used to pay down policy loans on life insurance policies used to fund the company’s legacy deferred compensation plan.

•

As of September 26, 2015, the company’s financial position reflected $6.2 million in cash and restricted cash and $20.7 million in net cash surrender value on life insurance policies.

“We are pleased to report consecutive quarters of operating profits and earnings for our shareholders,” said Glenn Prillaman, President and Chief Executive Officer. “Normally, we would have shipped products from our adult line introduced earlier this year, but multiple initial production runs of our new Stone & Leigh brand at the same facility producing our adult line introductions caused some short-term disruption to shipments impacting third quarter sales.”

The company now enters its first full quarter producing this new line of nursery and youth furniture where backlog continues to grow.  “We are now back on offense making decisions that we expect to produce growth and leverage the cost structure already producing profits,” continued Prillaman. “Our consumer catalog and website for our new brand will be introduced in the fourth quarter.  This new brand promises to attract the elusive millennial consumer into our customers’ stores.  We also had a positive reception from our customers to more competitively priced product introduced at this month’s High Point Market."

In addition and earlier this month, the company announced its new licensing agreement with world-renowned fashion brand, Oscar de la Renta, scheduled for introduction in fall of 2016. Originally introduced in 2008, Stanley’s Coastal Living license continues to represent one of its best-selling product lines, and the company expects similar results from this new effort, given the popularity of the Oscar de la Renta brand around the world.

Stanley also announced today that the Board of Directors elected one of its current Directors, John “Ian” Lapey, as Chairman of the Board. Mr. Lapey replaces Mr. Michael P. Haley, who has served as Chairman since January 2011. Mr. Haley will remain a director on the Board.  “I am honored to serve as Chair of Stanley’s Board and look forward to guiding the company to the growth and resulting shareholder value gains expected in today’s markets,” commented Lapey.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and sourcing resource in the upscale segment of the wood residential market. The company offers a diversified product line supported by an overseas sourcing model.  The company distributes and markets its Stanley Furniture brand through a network of carefully chosen retailers and interior designers worldwide.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Conference Call Details

The company will host a conference call Wednesday morning, October 28, 2015, at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through November 28, 2015) is (877) 660-6853, the conference number is 13619275.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure.  Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 26,	Sept. 27,	Sept. 26,	Sept. 27,
	2015	2014	2015	2014

Net sales	$13,760	$13,928	$43,565	$44,603

Cost of sales	10,350	11,304	33,333	36,316

Gross profit	3,410	2,624	10,232	8,287

Selling, general and administrative expenses	2,823	3,294	9,921	11,755

Operating income (loss)	587	(670)	311	(3,468)

CDSOA income, net	-	-	4,896	-
Other income, net	12	24	52	336
Interest expense, net	216	802	756	2,259
Income (loss) from continuing operations before income taxes	383	(1,448)	4,503	(5,391)
Income tax expense (benefit)	(8)	(10)	71	(31)

Net income (loss) from continuing operations	391	(1,438)	4,432	(5,360)

Net income (loss) from discontinued operations	74	(1,118)	(9)	(21,322)

Net income (loss)	$465	$(2,556)	$4,423	$(26,682)

Diluted income (loss) per share:
Income (loss) from continuing operations	$.03	$(.10)	$.30	$(.38)
Loss from discontinued operations	-	(.08)	-	(1.50)
Diluted income (loss) per share	$.03	$(.18)	$.30	$(1.88)

Diluted weighted average number of shares	14,548	14,209	14,531	14,185

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	September 26,	December 31,
	2015	2014

Assets
Current assets:
Cash and equivalents	$5,577	$5,584
Restricted cash	663	1,190
Accounts receivable, net	6,741	5,853
Inventories	21,008	24,216
Assets of discontinued operations	-	1,373
Prepaid expenses and other current assets	827	890
Deferred income taxes	38	66

Total current assets	34,854	39,172

Property, plant and equipment, net	1,851	1,990
Cash surrender value of life insurance, net	20,725	15,129
Other assets	3,218	3,416

Total assets	$60,648	$59,707

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,904	$6,425
Liabilities of discontinued operations	16	93
Accrued expenses	1,982	3,175

Total current liabilities	5,902	9,693

Deferred income taxes	38	66
Other long-term liabilities	8,749	8,969

Stockholders' equity	45,959	40,979

Total liabilities and stockholders' equity	$60,648	$59,707

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	September 26,	September 27,
	2015	2014
Cash flows from operating activities:
Cash received from customers	$42,426	$43,868
Cash paid to suppliers and employees	(44,091)	(50,576)
Cash from Continued Dumping and Subsidy Offset Act	4,896	-
Interest (paid) received, net	(670)	(2,884)
Income taxes (paid) received, net	(103)	-
Net cash provided (used) by operating activities	2,458	(9,592)

Cash flows from investing activities:
Sale of short-term investments	-	10,000
Decrease in restricted cash	527	547
Purchase of other assets	-	(44)
Net cash provided by investing activities	527	10,503

Cash flows from financing activities:
Payment of insurance policy loans	(4,279)	-
Proceeds from insurance policy loans	-	2,701
Net cash (used) provided by financing activities	(4,279)	2,701

Cash flows from discontinued operations:
Net cash provided by discontinued operations	1,287	7,750

Net (decrease) increase in cash and equivalents	(7)	11,362
Cash and equivalents at beginning of period	5,584	7,218

Cash and equivalents at end of period	$5,577	$18,580

Reconciliation of net income (loss) to net cash provided (used) by operating activities:
Net income (loss)	$4,423	$(26,682)

Loss from discontinued operations	9	21,322
Depreciation and amortization	352	408
Stock-based compensation	539	634
Changes in assets and liabilities	(2,865)	(5,274)
Net cash provided (used) by operating activities	$2,458	$(9,592)